Filed pursuant to 424(b)(3)
Registration No. 333-201156

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED January 26, 2015, as updated and supplemented by Post-Effective Amendment No. 1 dated June 10, 2015)

pdvWireless, Inc.

7,786,600 Shares of Common Stock

This prospectus supplement (the “Prospectus Supplement”) supplements our prospectus dated January 26, 2015, as updated by Post-Effective Amendment No. 1 dated June 10, 2015 (together, the “Prospectus”), relating to the resale of up to an aggregate of 7,786,600 shares of our common stock, par value $0.0001 per share, by the selling stockholders identified in the Prospectus. The selling stockholders will receive all proceeds from the sale of our common stock, and therefore we will not receive any of the proceeds from their sale of shares of our common stock under the Prospectus.

Recent Developments

This Prospectus Supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 10, 2015 (the “10-Q”). Accordingly, we have attached the 10-Q to this Prospectus Supplement. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus.

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and will be eligible for reduced public company reporting requirements. See “Summary – We are an Emerging Growth Company” on page 8 of the Prospectus.

Investing in our common stock involves significant risks. You should read the section entitled “Risk Factors” beginning on page 10 of the Prospectus and page 24 of our 10-Q for a discussion of certain risk factors that you should consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This Prospectus Supplement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this Prospectus Supplement is November 10, 2015